EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED ANNOUNCES APPOINTMENT OF ANN C. BERZIN

TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (November 6, 2006) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that the Board of Directors has appointed Ann C. Berzin to the Board of Directors effective immediately.

Ms. Berzin (age 54), a private investor, was Chairman and Chief Executive Officer of Financial Guaranty Insurance Company, a subsidiary of General Electric Capital Corporation, from 1992 to 2001. Ms. Berzin also serves as a director of Ingersoll-Rand Company Limited. Ms. Berzin received her undergraduate and J.D. degrees from The University of Chicago.

“We are pleased to have someone with Ann’s depth of experience join our Board. Her extensive financial and legal background will be of significant assistance to the Board,” commented Edward L. Kuntz, Executive Chairman of the Board of Kindred. “Moreover, the addition of another qualified independent director to the Board further demonstrates our continuing commitment to sound corporate governance.”

Ms. Berzin also will serve on the Company’s Audit Committee.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE: KND) is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 55,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.